Filed pursuant to Rule 424(b)(3)
Registration No. 333-200922

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, PRELIMINARY PROSPECTUS SUPPLEMENT DATED JUNE 11, 2015

PROSPECTUS SUPPLEMENT dated June     , 2015

(To Prospectus dated December 12, 2014)

$

Devon Energy Corporation

$             % Senior Notes due

We are offering $         principal amount of     % Senior Notes due             , which we refer to in this prospectus supplement as our “notes.”

The notes will bear interest at a rate per annum of     %. We will pay interest on the notes on                      and                      of each year, beginning on                     , 2015. The notes will mature on                     ,         .

We may redeem the notes, in whole or in part, at any time at the redemption prices set forth under “Description of the Notes — Optional Redemption.” The notes will be our general unsecured obligations and will rank equally in right of payment with all our existing and future unsecured and unsubordinated debt.

We do not intend to list the notes on any securities exchange.

Investing in the notes involves risks. You should carefully read the entire accompanying prospectus and this prospectus supplement, including the section entitled “Risk Factors” beginning on page S-1 of this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2014.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these notes or determined if this prospectus supplement and the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note		Total
Price to public(1)		%	$
Underwriting discount		%	$
Proceeds, before expenses, to us(1)		%	$

(1)	Plus accrued interest, if any, from June , 2015.

We expect that the notes will be delivered to investors on or about                     , 2015 in book-entry form only through the facilities of The Depository Trust Company and its participants, including Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V.

Joint Book-Running Managers

Goldman, Sachs & Co.	J.P. Morgan

You should read this prospectus supplement along with the accompanying prospectus carefully before you invest in the notes. These documents contain or incorporate by reference important information you should consider before making your investment decision. This prospectus supplement contains specific information about the notes being offered and the accompanying prospectus contains a general description of the notes. This prospectus supplement may add, update or change information in the accompanying prospectus. No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement or the accompanying prospectus or in any free writing prospectus filed with the Securities and Exchange Commission (the “SEC”) and, if given or made, such information or representations must not be relied upon as having been authorized. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.

This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus supplement or an offer to sell or the solicitation of an offer to buy those securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus supplement or the accompanying prospectus, nor any sale made hereunder and thereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Devon since the date hereof or that the information contained or incorporated by reference herein or therein is correct as of any time subsequent to the date of such information.

For purposes of this prospectus supplement and the accompanying prospectus, unless the context otherwise indicates, references to “us,” “we,” “our,” “ours” and “Devon” refer to Devon Energy Corporation and its subsidiaries.

DEVON ENERGY CORPORATION

Devon is a leading independent energy company engaged primarily in the exploration, development and production of oil, natural gas and natural gas liquids, or NGLs. Our operations are concentrated in various North American onshore areas in the U.S. and Canada. We also have significant midstream operations and assets throughout key operating regions in North America, primarily through our controlling interests in EnLink Midstream Partners, LP (“EnLink”) and EnLink Midstream, LLC (the “General Partner”). In addition, we continue to maintain significant marketing operations for our gas, crude oil and NGLs and midstream operations in Canada. Devon pioneered the commercial development of natural gas from shale and coalbed formations, and we are a proven leader in using steam to produce bitumen from the Canadian oil sands.

Corporate Information

Our principal and administrative offices are located at 333 West Sheridan Ave., Oklahoma City, Oklahoma 73102-5015. Our telephone number at that location is (405) 235-3611.

RISK FACTORS

An investment in the notes is subject to risk. Before you decide to invest in the notes, you should carefully consider the specific factors discussed below, together with all the other information contained in this prospectus supplement, the accompanying prospectus as well as the documents incorporated by reference herein or therein. For further discussion of the risks, uncertainties and assumptions relating to our business, please see the discussion under the captions “Risk Factors” and “Information Regarding Forward-Looking Statements” included in our Annual Report on Form 10-K for the year ended December 31, 2014, as updated by annual, quarterly and other reports and documents that we file with the SEC, which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

The notes do not restrict our ability to incur additional debt or prohibit us from taking other actions that could negatively impact holders of the notes.

We are not restricted under the terms of the notes or the indenture governing the notes from incurring additional debt and other obligations, including debt and other obligations that rank equal in right of payment with the notes. Although the indenture limits our ability to issue secured debt without also securing the notes and to consolidate with or merge into, or convey or otherwise transfer or lease our properties and assets substantially as an entirety to, any person, these limitations are subject to a number of exceptions. See “Description of Debt Securities — Covenants” in the accompanying prospectus.

Our ability to service our debt, including the notes, will be dependent upon the earnings of our subsidiaries and the distribution of those earnings to us. The notes are effectively subordinated to any existing and future debt of our subsidiaries.

The notes are obligations exclusively of Devon. Our operations are conducted almost entirely through our subsidiaries. Accordingly, our cash flow and our consequent ability to service our debt, including the notes, are dependent upon the earnings of our subsidiaries and the distribution of those earnings to us, whether by dividends, loans or otherwise. The payment of dividends and the making of loans and advances to us and our right to receive assets of any of our subsidiaries upon their liquidation or reorganization, and the consequent right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors, except to the extent that we are recognized as a creditor of such subsidiary, in which case our claims would still be subordinate to any liens on the assets of such subsidiary and any indebtedness of such subsidiary senior to ours. As of March 31, 2015, we had total consolidated indebtedness with a carrying value of approximately $11.7 billion, none of which was secured. This total includes indebtedness of EnLink of approximately $2.5 billion, excluding intercompany debt and trade payables. Each of the General Partner and EnLink maintains its own debt and lines of credit that are non-recourse to Devon. As of March 31, 2015, the General Partner did not have any outstanding debt under its credit agreement, dated March 7, 2014. Any future borrowings by the General Partner under this credit facility would be secured by first priority liens on certain interests pledged by the General Partner.

At certain times we may redeem all or a portion of the notes at our option at a redemption price equal to 100% of the principal amount of such notes, plus accrued and unpaid interest to, but not including, the redemption date, which may adversely affect your return.

As described under “Description of the Notes — Optional Redemption,” at certain times we have the right to redeem the notes, in whole or in part, at our option at a redemption price equal to 100% of the principal amount of such notes, plus accrued and unpaid interest to, but not including, the redemption date. We may choose to exercise this redemption right when prevailing interest rates are relatively low. As a result, you generally will not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the notes.

An active trading market for the notes may not develop.

The notes are a new issue of securities with no established trading market, and we do not intend to list them on any securities exchange or automated quotation system. As a result, an active trading market for the notes may not develop, or if one does develop, it may not be sustained. If an active trading market fails to develop or cannot be sustained, you may not be able to resell your notes at their fair market value or at all.

USE OF PROCEEDS

The net proceeds of this offering, after discounts and expenses, are estimated to be approximately $            . We intend to use $500 million of the net proceeds to repay the aggregate principal amount of our floating rate senior notes due 2015, which mature on December 15, 2015, and we expect to use the remainder for general corporate purposes. The net proceeds may be invested temporarily in short-term marketable securities until they are used for their stated purpose.

RATIOS OF EARNINGS TO FIXED CHARGES

The ratios of earnings to fixed charges for each of the periods set forth below have been completed on a consolidated basis and should be read in conjunction with Devon’s consolidated financial statements, including the accompanying notes thereto, which are incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Year Ended December 31,					Three Months Ended March 31, 2015
	2010	2011	2012	2013	2014
	(dollars in millions)
Ratio of earnings to fixed charges	8.71	10.74	N/A	1.29	7.46	N/A
Insufficiency of earnings to cover fixed charges	N/A	N/A	$319	N/A	N/A	$5,623

N/A: Not applicable.

Our ratios of earnings to fixed charges were computed based on:

•	“earnings,” which consist of earnings from continuing operations before income taxes, plus fixed charges; and

•	“fixed charges,” which consist of interest expense and one-third of rental expense estimated to be attributable to interest.

DESCRIPTION OF THE NOTES

The following description of the particular terms of the notes (which constitute a new series of, and are referred to in the accompanying prospectus as, the “debt securities”), supplements and, to the extent inconsistent therewith, replaces the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus.

We will issue the notes under an indenture between us and UMB Bank, National Association, as trustee, dated as of July 12, 2011, as supplemented by a supplemental indenture to be dated as of the closing date of this offering. In this prospectus supplement, we refer to that indenture as so supplemented as the “indenture.” The terms of the notes include those set forth in the indenture and those made a part of the indenture by reference to the Trust Indenture Act of 1939, as amended.

The following description is a summary of the material provisions of the notes and the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture because it, and not this description, defines your rights as a holder of notes. Copies of the indenture are available upon request from us or the trustee. References to “us,” “we,” “our,” “ours” or “Devon” in this section of the prospectus supplement are to Devon Energy Corporation and not its subsidiaries.

General

The notes will:

•	accrue interest at the rate of % per year;

•	be initially limited to $ aggregate principal amount;

•	be issued in denominations of $2,000 and integral multiples of $1,000; and

•	mature on , .

There is no limit on the aggregate principal amount of notes that we may issue. Also, we reserve the right, from time to time, in compliance with the terms of the indenture and without the consent of any holders of any of the notes, to reopen the series of notes by issuing additional notes. Any such additional notes would have terms identical to the outstanding notes (except the date of issuance, the price to public, the date interest begins to accrue and, in certain circumstances, the first interest payment date), so that such additional notes shall be consolidated with, form a single series with, and increase the aggregate principal amount of, the notes; provided that if the additional notes are not fungible with the outstanding notes for United States federal income tax purposes, the additional notes will have a separate CUSIP number.

If any maturity date or redemption date falls on a day that is not a business day, the payment will be made on the next business day with the same force and effect as if made on the relevant maturity date or redemption date. Unless we default on a payment, no interest will accrue for the period from and after the applicable maturity date or redemption date.

Subject to the exceptions, and subject to compliance with the applicable requirements, set forth in the indenture, we may discharge our obligations under the indenture with respect to the notes as described under “Description of Debt Securities — Defeasance” in the accompanying prospectus.

The notes will be our general unsecured obligations and will rank equally in right of payment with all our other existing and future unsecured and unsubordinated debt.

Interest on the Notes

Interest on the notes will accrue from and including                     , 2015 or from and including the most recent interest payment date to which interest has been paid or provided for. We will make interest payments on the notes semi-annually on                      and                      of each year, with the first interest payment being made on                     , 2015. We will make interest payments to the person in whose name the notes are registered at the close of business on                      or                     , as applicable (in each case, whether or not a business day), before the next interest payment date with the same force and effect as if made on the relevant interest payment date. Unless we default on a payment, no interest will accrue for the period from and after the applicable interest payment date.

If the interest payment date is not a business day at the relevant place of payment, payment of interest will be made on the next day that is a business day at such place of payment. For the purposes of the notes, “business day” means any day that is not a Saturday or Sunday and that is not a day on which banking institutions are generally authorized or obligated by law to close in The City of New York and, for any place of payment outside of The City of New York, in such place of payment. Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Payment and Transfer

The notes will be issued in the form of one or more permanent global securities as described in the accompanying prospectus under “Description of Debt Securities — Global Securities” and registered in the name of a nominee of The Depository Trust Company, as depositary for the notes, and its participants, including Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V. See “Book-Entry Securities” in the accompanying prospectus. Beneficial interests in notes in global form will be shown on, and transfers of interest in notes in global form will be made only through, records maintained by the depositary and its participants. Notes in definitive form, if any, may be registered, exchanged or transferred at the office or agency maintained by us for such purpose (which initially will be the corporate trust office of the trustee located at 1010 Grand Blvd., Kansas City, MO 64106). Payment of principal of, premium, if any, and interest on notes in global form registered in the name of or held by the depositary or its nominee will be made in immediately available funds to the depositary or its nominee, as the case may be, as the registered holder of such global security. If any of the notes are no longer represented by global securities, all payments on such notes will be made at the corporate trust office of the trustee; however, any payment of interest on such notes may be made, at our option, by check mailed directly to registered holders at their registered addresses.

No service charge will be made for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith. We are not required to transfer or exchange any note selected for redemption or any other note for a period of 15 days before any mailing of notice of notes to be redeemed.

Optional Redemption

We may redeem the notes, at any time and from time to time prior to             ,          (         months prior to the maturity date of the notes), in whole or in part, at our option at a redemption price equal to the greater of:

•	100% of the principal amount of the notes then outstanding to be redeemed; or

•

the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the date of redemption) from the redemption date to the maturity date computed by discounting such payments to the redemption date on a semiannual basis, assuming a 360-day year consisting of twelve 30-day months, at a rate equal to the sum of      basis points, plus the Adjusted Treasury Rate, as determined by the Independent Investment Banker, on the third business day prior to the redemption date;

plus, in each case, accrued and unpaid interest, if any, to the redemption date.

On or after             ,         (         months prior to the maturity date of the notes), we may redeem the notes, at any time, in whole or in part, at our option at a redemption price equal to 100% of the principal amount of such notes, plus accrued and unpaid interest to, but not including, the redemption date.

“Adjusted Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Optional Redemption Comparable Treasury Issue, calculated using a price for the Optional Redemption Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Optional Redemption Comparable Treasury Price for such redemption date.

“Independent Investment Banker” means an independent investment banking institution of national standing appointed by Devon.

“Optional Redemption Reference Treasury Dealer” means each of Goldman, Sachs & Co. and J.P. Morgan Securities LLC, and their respective successors; provided that if any of the foregoing ceases to be, and has no affiliate that is, a primary U.S. governmental securities dealer, Devon will substitute for it another primary U.S. governmental securities dealer.

“Optional Redemption Comparable Treasury Issue” means the U.S. Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes or, if, in the reasonable judgment of the Independent Investment Banker, there is no such security, then the Optional Redemption Comparable Treasury Issue will mean the U.S. Treasury security or securities selected by the Independent Investment Banker as having an actual or interpolated maturity or maturities comparable to the remaining term of the notes.

“Optional Redemption Comparable Treasury Price” means the average of the Optional Redemption Reference Treasury Dealer Quotations for the applicable redemption date.

“Optional Redemption Reference Treasury Dealer Quotations” means, with respect to each Optional Redemption Reference Treasury Dealer and any redemption date for the notes, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Optional Redemption Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker and the trustee at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

We will mail notice of redemption at least 30 days but not more than 60 days before the applicable redemption date to each holder of the notes to be redeemed.

Upon the payment of the redemption price, plus accrued and unpaid interest, if any, to the date of redemption, interest will cease to accrue on and after the applicable redemption date on the notes or portions thereof called for redemption.

In the case of any partial redemption, selection of the notes for redemption will be made by the trustee by such method of random selection as the trustee shall deem fair and appropriate. Notes will only be redeemed in multiples of $2,000 or any integral multiple of $1,000. If any note is to be redeemed in part only, the notice of redemption will state the portion of the principal amount to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued upon the cancellation of the original note.

No Sinking Fund

We are not required to make mandatory redemption or sinking fund payments with respect to the notes.

Covenants

The covenant limiting our ability to incur liens described in the accompanying prospectus under the heading “Description of Debt Securities — Covenants” and the restrictions on consolidation, merger or sale of assets described in the accompanying prospectus under the heading “Description of Debt Securities — Consolidation, Merger and Sale of Assets” will apply to the notes. The indenture does not otherwise limit the amount of indebtedness or other obligations that we may incur and does not give you the right to require us to repurchase your notes upon a change of control.

In addition, the indenture provides that the covenant limiting our ability to incur liens, the restrictions on consolidation, merger or sale of assets and certain other non-monetary covenants included in the indenture may be waived or modified by holders representing at least a majority of all debt securities, including the notes, outstanding at any one time under the indenture, and that, following an “Event of Default” arising from a breach of any of these provisions, the trustee or holders of not less than 25% in principal amount of all debt securities, including the notes, outstanding under the indenture to which these provisions are applicable may accelerate the maturity of the debt securities under the indenture.

Events of Default

In addition to the “Events of Default” described in the accompanying prospectus under the heading “Description of Debt Securities — Events of Default,” it shall constitute an “Event of Default” under the indenture in respect of the notes if we default in the payment of any principal of our Funded Debt (as defined in the accompanying prospectus) outstanding in an aggregate principal amount in excess of $50 million at the stated final maturity thereof or the occurrence of any other default the effect of which is to cause the stated final maturity of this Funded Debt to be accelerated, and if:

•	the default in payment is not cured within 60 days after written notice of the default from the trustee or holders of at least 25% in principal amount of the outstanding notes; or

•

the acceleration is not rescinded or annulled or the default that caused the acceleration is not cured within 60 days after written notice of the default from the trustee or holders of at least 25% in principal amount of the outstanding notes.

Concerning the Trustee

UMB Bank, National Association, is the trustee under the indenture and has been appointed by us as security registrar and paying agent with regard to the notes.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

FOR NON-U.S. HOLDERS

The following is a general discussion of material U.S. federal income tax consequences of the purchase, ownership and disposition of the notes. This discussion applies only to a Non-U.S. Holder (as defined below) that acquires the notes pursuant to this offering at the initial offering price. This discussion is limited to investors that hold the notes as capital assets for U.S. federal income tax purposes. Furthermore, this discussion does not address all aspects of U.S. federal income taxation that may be applicable to investors in light of their particular circumstances, or to investors subject to special treatment under U.S. federal income tax law. Furthermore, this discussion does not address any U.S. federal estate or gift tax consequences or any state, local or foreign tax consequences. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Department regulations (the “Treasury Regulations”) promulgated thereunder and judicial decisions and administrative interpretations thereof, all as of the date hereof and all of which are subject to change, possibly with retroactive effect. Prospective investors are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign income and other tax consequences of the purchase, ownership and disposition of the notes.

For purposes of this summary, the term “Non-U.S. Holder” means a beneficial owner of a note that is not a partnership and is not, for U.S. federal income tax purposes (i) an individual that is a citizen or resident of the United States, (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, that is created or organized under the laws of the United States, any of the States or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust (A) if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of such trust, or (B) that has made a valid election under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) owns notes, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. Partners in a partnership that owns the notes should consult their tax advisors as to the particular U.S. federal income tax consequences applicable to them.

Interest

Subject to the discussion below concerning backup withholding and FATCA, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on payments of interest on the notes provided that the Non-U.S. Holder:

•	does not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock;

•	is not a “controlled foreign corporation” related to us directly or constructively through stock ownership; and

•	satisfies certain certification requirements.

Such certification requirements will be met if: (i) the Non-U.S. Holder certifies on the appropriate Internal Revenue Service (“IRS”) form, under penalties of perjury, that it is not a U.S. person or (ii) a securities clearing organization or one of certain other financial institutions holding the note on behalf of the Non-U.S. Holder certifies on the appropriate IRS form, under penalties of perjury, that such certification has been received by it and furnishes our paying agent or a relevant withholding agent with the applicable certifications. In addition, the applicable withholding agent must not have actual knowledge or reason to know that the beneficial owner of the note is a U.S. person.

If a Non-U.S. Holder cannot satisfy the requirements described above, payments of interest made to such Non-U.S. Holder will generally be subject to a 30% withholding tax or a lower rate as may be specified by an applicable tax treaty, unless the interest is effectively connected with the conduct by such Non-U.S. Holder of a U.S. trade or business as described below. A Non-U.S. Holder who claims the benefit of an applicable tax treaty generally will be required to satisfy applicable certification and other requirements. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under the relevant tax treaty.

Generally, if interest on the notes is effectively connected with the conduct of a U.S. trade or business by the Non-U.S. Holder and, if required by an applicable tax treaty, attributable to a permanent establishment in the United States, the Non-U.S. Holder will not be subject to the 30% withholding if the Non-U.S. Holder files the appropriate IRS form with the payor. Instead, such interest will be subject to U.S. federal income tax on a net-income basis at the applicable graduated U.S. federal income tax rates. In addition, a Non-U.S. Holder that is a foreign corporation receiving effectively connected interest may be subject to an additional “branch profits tax” which is generally imposed on a foreign corporation on the repatriation from the U.S. of effectively connected earnings and profits, subject to certain adjustments. This tax is imposed at a 30% or lower rate as may be specified by an applicable tax treaty.

Dispositions of the Notes

Subject to the discussion below concerning backup withholding and FATCA, a Non-U.S. Holder generally will not be subject to U.S. federal withholding tax with respect to gain recognized on the sale, exchange, redemption, retirement or other disposition of the notes. A Non-U.S. Holder also generally will not be subject to U.S. federal income tax with respect to such gain unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder and, if required by an applicable tax treaty, is attributable to a permanent establishment maintained by the Non-U.S. Holder within the United States, or (ii) in the case of a Non-U.S. Holder that is a nonresident alien individual, such holder is present in the United States for 183 or more days in the taxable year of disposition and certain other conditions are satisfied. In the case described above in (i), gain or loss recognized on the disposition of such notes will generally be subject to U.S. federal income taxation in the same manner as if such gain or loss were recognized by a U.S. person, and, in the case of a Non-U.S. Holder that is a foreign corporation, may also be subject to an additional branch profits tax at a rate of 30% (or a lower applicable treaty rate). In the case described above in (ii), the Non-U.S. Holder generally will be subject to 30% (or lower applicable treaty rate) tax on any capital gain recognized on the disposition of the notes, which may be offset by certain U.S. source capital losses. Proceeds from the disposition of a note that are attributable to accrued but unpaid interest generally will be subject to, or exempt from, tax to the same extent as described above with respect to interest paid on a note.

Backup Withholding and Information Reporting

A Non-U.S. Holder generally will be required to comply with certain certification procedures in order to establish that such holder is not a U.S. person in order to avoid backup withholding with respect to payments of principal and interest on or the proceeds of a disposition of the notes. In addition, we must report annually to the IRS and to each Non-U.S. Holder the amount of any interest paid to such Non-U.S. Holder and the amount of tax, if any, withheld with respect to such interest. Copies of the information returns reporting such interest payments and the amount of any tax withheld may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides under the provisions of an applicable income tax treaty. Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a Non-U.S. Holder’s U.S. federal income tax liability provided the required information is timely provided to the IRS. Non-U.S. Holders should consult their tax advisors as to their qualification for any exemption for backup withholding and the procedure for obtaining such an exemption.

FATCA Legislation

Pursuant to provisions commonly referred to as “FATCA,” withholding at a rate of 30% generally will be required in certain circumstances on interest in respect of, and, after December 31, 2016, gross proceeds from the disposition of, notes held by or through certain foreign financial institutions (including investment funds), unless such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by U.S. persons and to withhold on certain payments or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and applicable foreign country may modify these requirements. Accordingly, the entity through which the notes are held will affect the determination of whether such withholding is required. Similarly, interest in respect of and, after December 31, 2016, gross proceeds from the disposition of, notes held by an investor that is a non-financial foreign entity that does not qualify under certain exemptions generally will be subject to withholding at a rate of 30%, unless such entity either (i) certifies to us or the withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we or the withholding agent will in turn provide to the U.S. authorities. Each prospective investor is urged to consult its tax advisor regarding the possible implications of these rules on an investment in the notes.

UNDERWRITING

We are selling the notes to the underwriters named in the table below pursuant to an underwriting agreement dated as of the date of this prospectus supplement. We have agreed to sell to each of the underwriters, and each of the underwriters has severally agreed to purchase, the principal amount of notes set forth opposite that underwriter’s name in the table below:

Underwriter	Principal Amount of Notes
Goldman, Sachs & Co.	$
J.P. Morgan Securities LLC	$

Total	$

Under the terms and conditions of the underwriting agreement, the underwriters must buy all of the notes if they buy any of them. The underwriting agreement provides that the obligations of the underwriters pursuant thereto are subject to certain conditions. In the event of a default by an underwriter, the underwriting agreement provides that, in certain circumstances, the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated. The underwriters will sell the notes to the public when and if the underwriters buy the notes from us. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange. We have been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may stop their market-making at any time without providing any notice. Liquidity of the trading market for the notes cannot be assured. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

The notes sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to         % of the principal amount of the notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to         % of the principal amount of the notes. If all of the notes are not sold at the initial offering price, the underwriters may change the offering price and other selling terms.

	Per Note		Total
Price to public		%	$
Underwriting discount		%	$
Proceeds, before expenses, to us		%	$

We estimate that our expenses in connection with the sale of the notes, other than the underwriting discounts, will be approximately $                .

In order to facilitate the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may over-allot in connection with the offering, creating a short position in the notes for their own accounts. In addition, to cover short positions or to stabilize the price of the notes, the underwriters may bid for, and purchase, the notes in the open market. Finally, the underwriters may reclaim selling concessions allowed to a particular underwriter or dealer for distributing the notes in the offering if the underwriter or dealer repurchases previously distributed notes in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the notes above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected in the over-the-counter market or otherwise.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for Devon, for which they may receive customary fees and expenses. In particular, affiliates of the underwriters are parties to and lenders under our credit facility. Our credit facility was negotiated on an arm’s length basis and contains customary terms pursuant to which the lenders receive customary fees. Additionally, affiliates of certain of the underwriters participate in our commercial paper program and, as a result, may receive a portion of the proceeds from this offering when such commercial paper borrowings are repaid as they come due.

In the ordinary course of their various business activities, the underwriters and their respective affiliates have made or held, and may in the future make or hold, a broad array of investments including serving as counterparties to certain derivative and hedging arrangements, and may have actively traded, and, in the future may actively trade, debt and equity securities (or related derivative securities), and financial instruments (including bank loans) for their own account and for the accounts of their customers and may have in the past and at any time in the future hold long and short positions in such securities and instruments. Such investment and securities activities may have involved, and in the future may involve, securities and instruments of our company. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Delivery of the Notes

We expect that delivery of the notes will be made to investors on or about the closing date set forth on the cover page of this prospectus supplement, which will be the third business day following the date of this prospectus supplement (such settlement being referred to as “T+3”).

Selling Restrictions

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each Underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of notes which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

a) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

b) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by the issuer for any such offer; or

c) in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of notes shall require the issuer or any Underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

This prospectus supplement has been prepared on the basis that any offer of notes in any Relevant Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of notes. Accordingly any person making or intending to make an offer in that Relevant Member State of notes which are the subject of the offering contemplated in this prospectus supplement may only do so in circumstances in which no obligation arises for the Company or any of the underwriters to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of notes in circumstances in which an obligation arises for Devon or the underwriters to publish a prospectus for such offer.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each Underwriter has represented and agreed that:

a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the issuer; and

b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”) and each Underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

LEGAL MATTERS

The validity of the notes will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP of New York, New York. Davis Polk  & Wardwell LLP of New York, New York will pass on certain legal matters on behalf of the underwriters.

EXPERTS

The consolidated financial statements of Devon and its subsidiaries as of December 31, 2014 and 2013 and for each of the years in the three-year period ended December 31, 2014, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Certain information with respect to Devon’s oil and gas reserves derived from the reports of LaRoche Petroleum Consultants, Ltd. and Deloitte LLP, independent consulting petroleum engineers, has been incorporated by reference herein upon the authority of said firms as experts with respect to matters covered by such reports and in giving such reports.

WHERE YOU CAN FIND MORE INFORMATION

As described in the accompanying prospectus under the caption “Where You Can Find More Information,” we have incorporated and may incorporate by reference into this prospectus supplement and the accompanying prospectus certain documents that we have filed or may file with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including the following:

1.	Our Annual Report on Form 10-K for the year ended December 31, 2014.

2.	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015.

3.	Our Current Report on Form 8-K filed on June 5, 2015.

4.	Our Definitive Proxy Statement on Schedule 14A, filed on April 21, 2015.

5.	All documents filed by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and before termination of the offering of securities hereby.

However, no document that we have “furnished” or may in the future “furnish” to the Securities and Exchange Commission pursuant to the Exchange Act shall be incorporated by reference into the accompanying prospectus or this prospectus supplement.

PROSPECTUS

Devon Energy Corporation

COMMON STOCK, PREFERRED STOCK AND

DEBT SECURITIES

By this prospectus, Devon Energy Corporation may offer, from time to time, its common stock, preferred stock and debt securities. We will provide the specific terms of any securities to be offered in a supplement to this prospectus, which may also add, update or change information contained in this prospectus. You should read this prospectus and any supplement carefully before investing.

Our common stock, par value $0.10 per share, is listed on the New York Stock Exchange and its trading symbol is “DVN.” Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

Investing in securities involves risks. You should carefully read the risk factors included in the applicable prospectus supplement and in our periodic reports and other information filed with the Securities and Exchange Commission before investing in our securities.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis through a public offering or negotiated purchases. The prospectus supplement for each offering will describe in detail the plan of distribution for that offering and will set forth the names of any underwriters, dealers or agents involved in the offering and any applicable fees, commissions or discount arrangements.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is December 12, 2014.

i

ABOUT THIS PROSPECTUS

This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement.

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or the SEC, utilizing a shelf registration process. Under this shelf registration process, we may sell the securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities we may offer. Each time we sell offered securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may include additional risk factors or other special considerations applicable to those securities. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under “Where You Can Find More Information.”

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or in any accompanying prospectus supplement. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which they relate, nor do this prospectus and any accompanying prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and any accompanying prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement is delivered or securities are sold on a later date.

Unless the context otherwise indicates, the terms “Devon,” “we,” “us” and “our” in this prospectus mean Devon Energy Corporation, a Delaware corporation, and its consolidated subsidiaries.

DEVON ENERGY CORPORATION

Devon is an independent energy company engaged primarily in exploration, development and production of natural gas and oil. Our operations are concentrated in various North American onshore areas in the United States and Canada. In March 2014, Devon, Crosstex Energy, Inc. and Crosstex Energy, LP (together with Crosstex Energy, Inc., “Crosstex”) completed a business combination to combine substantially all of Devon’s U.S. midstream assets with Crosstex’s assets to form a new midstream business. The new business includes EnLink Midstream Partners, LP (the “MLP”), a master limited partnership, and EnLink Midstream, LLC (“EnLink”), which indirectly owns the general partner of the MLP. Devon holds a controlling interest in the MLP and EnLink, which are both publicly traded entities. We continue to maintain significant marketing operations for our gas, crude oil and natural gas liquids (“NGLs”) and midstream operations in Canada.

Our principal and administrative offices are located at 333 West Sheridan Avenue, Oklahoma City, Oklahoma 73102-5015. Our telephone number at that location is (405) 235-3611.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus and the documents that we incorporate by reference contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act, which are identified by the use of the words “believe,” “expect,” “anticipate,” “estimate,” “will,” “contemplate,” “would” and similar expressions that contemplate future events. Such forward-looking statements are based on management’s reasonable current assumptions and expectations. Numerous important factors, risks and uncertainties affect our operating results, including, without limitation, those contained in this prospectus, any prospectus supplement and the documents that we incorporate by reference, and could cause our actual results, levels of activity, performance or achievement to differ materially from the results expressed or implied by these or any other forward-looking statements made by us or on our behalf. There can be no assurance that future results will meet expectations. You should pay particular attention to the risk factors and cautionary statements referenced in the section of this prospectus, and in any prospectus supplement, entitled “Risk Factors.” You should also carefully review the risk factors and cautionary statements described in the other documents we file from time to time with the SEC, specifically our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. We undertake no obligation to update any forward-looking statements.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before making an investment decision and acquiring any offered securities pursuant to this prospectus, you should carefully consider the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement, including, without limitation, the risks described in our most recent Annual Report on Form 10-K, which is incorporated herein by reference, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement and any risk factors set forth in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act. The occurrence of any of these risks might cause you to lose all or a part of your investment in the offered securities. See “Where You Can Find More Information.”

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, we expect to use the net proceeds from the sale of the securities offered by this prospectus for general corporate purposes, which may include, among other things:

•	the repayment of outstanding indebtedness;

•	working capital;

•	capital expenditures; and

•	acquisitions.

The precise amount and timing of the application of such proceeds will depend upon our funding requirements and the availability and cost of other funds.

RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for each of the periods set forth below have been completed on a consolidated basis and should be read in conjunction with Devon’s consolidated financial statements, including the accompanying notes thereto, incorporated by reference in this prospectus.

	Year Ended December 31,					Nine Months Ended
	2009	2010	2011	2012	2013	2014
			(Dollars in millions)
Ratio of earnings to fixed charges	N/A	8.71	10.74	N/A	1.29	9.77
Ratio of earnings to combined fixed charges and preferred stock dividends	N/A	8.71	10.74	N/A	1.29	9.77
Insufficiency of earnings to cover fixed charges	$4,574	N/A	N/A	$319	N/A	N/A
Insufficiency of earnings to cover combined fixed charges and preferred stock dividends	$4,574	N/A	N/A	$319	N/A	N/A

N/A means not applicable.

Our ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends were computed based on:

•	“earnings,” which consist of earnings from continuing operations before income taxes, plus fixed charges;

•	“fixed charges,” which consist of interest expense and one-third of rental expense estimated to be attributable to interest; and

•	“preferred stock dividends,” which consist of the amount of pre-tax earnings required to pay dividends on the outstanding preferred stock.

DESCRIPTION OF CAPITAL STOCK

General

Devon’s authorized capital stock consists of:

•	1.0 billion shares of common stock, par value $0.10 per share, and

•	4.5 million shares of preferred stock, par value $1.00 per share.

As of November 30, 2014, there were 409,147,482 shares of common stock outstanding and no shares of preferred stock outstanding.

Common Stock

Holders of common stock will be entitled to receive dividends out of legally available funds when and if declared by our board of directors. Subject to the rights of the holders of any outstanding shares of preferred stock, holders of shares of common stock will be entitled to cast one vote for each share held of record on all matters submitted to a vote of stockholders. They will not be entitled to cumulative voting rights for the election of directors. The shares of common stock have no preemptive, conversion or other rights to subscribe for or purchase any of our securities. Upon our liquidation or dissolution, the holders of shares of common stock are entitled to share ratably in any of our assets that remain after payment or provision for payment to creditors and holders of preferred stock.

Preferred Stock

The preferred stock may be issued in one or more series. Our board may establish attributes of any series, including the designation and number of shares in the series, dividend rates (cumulative or noncumulative), voting rights, redemptions, conversion or preference rights, and any other rights and qualifications, preferences and limitations or restrictions on shares of a series. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Devon without any vote or action by the stockholders and may adversely affect the voting and other rights of the holders of shares of common stock. The specific terms of a particular series of preferred stock will be described in a certificate of designation relating to that series.

Series A Junior Participating Preferred Stock. We have designated 2.9  million shares of preferred stock as series A junior participating preferred stock.

DESCRIPTION OF UNDESIGNATED PREFERRED STOCK

This summary of the undesignated preferred stock discusses terms and conditions that we expect may apply to any series of the preferred stock that may be offered under this prospectus. The applicable prospectus supplement will describe the particular terms of each series of preferred stock actually offered. If indicated in the prospectus supplement, the terms of any series may differ from the terms described below.

We expect the prospectus supplement for any preferred stock that we actually offer pursuant to this prospectus to include some or all of the following terms:

•	the designation of the series of preferred stock;

•	the number of shares of preferred stock offered, the liquidation preference per share and the offering price of the preferred stock;

•

the dividend rate or rates of the shares, the method or methods of calculating the dividend rate or rates, the dates on which dividends, if declared, will be payable, and whether or not the dividends are to be cumulative and, if cumulative, the date or dates from which dividends shall be cumulative;

•	the amounts payable on shares of the preferred stock in the event of our voluntary or involuntary liquidation, dissolution or winding up;

•	the redemption rights and price or prices, if any, for the shares of preferred stock;

•	the terms, and the amount, of any sinking fund or analogous fund providing for the purchase or redemption of the shares of preferred stock;

•	any restrictions on our ability to make payments on any of our capital stock if dividend or other payments are not made on the preferred stock;

•	any voting rights granted to the holders of the shares of preferred stock in addition to those required by Delaware law or our certificate of incorporation;

•

whether the shares of preferred stock will be convertible into shares of our common stock or any other class of our capital stock, and, if convertible, the conversion price or prices, and any adjustment or other terms and conditions upon which the conversion shall be made;

•	any other rights, preferences, restrictions, limitations or conditions relative to the shares of preferred stock permitted by Delaware law or our certificate of incorporation;

•	any listing of the preferred stock on any securities exchange; and

•	the federal income tax considerations applicable to the preferred stock.

Subject to our certificate of incorporation and to any limitations imposed by any then outstanding preferred stock, we may issue additional series of preferred stock, at any time or from time to time, with such powers, preferences, rights and qualifications, limitations or restrictions as our board of directors determines, and without further action of the stockholders, including holders of our then outstanding preferred stock, if any.

DESCRIPTION OF DEBT SECURITIES

The following description of the debt securities sets forth certain general terms and provisions of the debt securities to which this prospectus and any prospectus supplement may relate. The particular terms of any series of debt securities and the extent to which the general provisions may apply to a particular series of debt securities will be described in a prospectus supplement relating to that series. References in this section to “Devon” mean Devon Energy Corporation and not its subsidiaries.

Any debt securities offered by this prospectus will be issued under one or more indentures between Devon and a trustee. We have summarized selected provisions of the indentures below. Devon senior debt securities are to be issued under an indenture between Devon and UMB Bank, National Association, as trustee (the “Devon senior indenture”), which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. Devon subordinated debt securities are to be issued under an indenture (the “Devon subordinated indenture”), which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. The Devon senior indenture and the Devon subordinated indenture are sometimes referred to herein, collectively, as the “indentures” and each, individually, as an “indenture.” You should read the indentures for provisions that may be important to you.

Because we have included only a summary of the indenture terms, you must read the indentures in full to understand every detail of the terms of the debt securities.

The indentures will not limit the amount of debt securities we may issue under them, and will provide that additional debt securities of any series may be issued up to the aggregate principal amount that we authorize from time to time.

Unless otherwise indicated in the applicable prospectus supplement, we will issue the debt securities in denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

Principal and any premium and interest in respect of the debt securities will be payable, and the debt securities will be transferable, at the corporate trust office of the trustee, unless we specify otherwise in the applicable prospectus supplement. At our option, however, we may pay interest by mailing checks to the registered holders of the debt securities at their registered addresses.

We will describe any special U.S. federal income tax and other considerations relating to the debt securities in the applicable prospectus supplement.

General

The prospectus supplement relating to the particular series of debt securities being offered will specify the amounts, prices and terms of those debt securities. These terms may include:

•	the designation, aggregate principal amount and authorized denominations of the debt securities;

•	the date or dates on which the debt securities will mature;

•	the percentage of the principal amount at which the debt securities will be issued;

•	the date on which the principal of the debt securities will be payable;

•	the terms of the subordination of any series of Devon subordinated debt securities;

•	whether the debt securities will be issued as registered securities, bearer securities or a combination of the two;

•	whether the debt securities will be issued in the form of one or more global securities and whether such global securities will be issued in a temporary global form or permanent global form;

•

the currency or currencies or currency unit or units of two or more currencies in which debt securities are denominated, for which they may be purchased, and in which principal and any premium and interest is payable;

•

whether the currency or currencies or currency unit or units for which debt securities may be purchased or in which principal and any premium interest may be paid is at our election or at the election of a purchaser, the manner in which an election may be made and its terms;

•

the annual rate or rates, which may be fixed or variable, or the method of determining the rate or rates at which the debt securities will bear any interest, whether by remarketing, auction, formula or otherwise;

•	the date or dates from which any interest will accrue and the date or dates on which such interest will be payable;

•

a description of any provisions providing for redemption, exchange or conversion of the debt securities at our option, at holder’s option or otherwise, and the terms and provisions of such a redemption, exchange or conversion;

•	information with respect to book-entry procedures relating to global debt securities;

•	any sinking fund terms;

•

whether and under what circumstances we will pay “additional amounts,” as defined in the indenture, on the debt securities to any holder; the term “interest,” as used in this prospectus, includes any additional amounts;

•	any events of default or covenants of Devon with respect to the debt securities of a certain series that are different from those described in this prospectus;

•	whether and under what circumstances any covenants in the indenture shall be subject to covenant defeasance;

•	any deletions from, or modifications or additions to, the provisions of the indenture relating to satisfaction and discharge in respect of the debt securities;

•	any index or other method used to determine the amount of payments of principal of and any premium and interest on the debt securities; and

•	any other specific terms of the debt securities.

We are not obligated to issue all debt securities of any one series at the same time. The debt securities of any one series may not bear interest at the same rate or mature on the same date.

If we sell any of the debt securities for foreign currencies or foreign currency units or if the principal of, or any premium or interest on, any series of debt securities is payable in foreign currencies or foreign currency units, we will describe the restrictions, elections, tax consequences, specific terms and other information with respect to those debt securities in the applicable prospectus supplement.

Except as may be described in the applicable prospectus supplement, the indenture will not limit our ability to incur indebtedness or afford holders of debt securities protection in the event of a decline in our credit quality or if we are involved in a takeover, recapitalization or highly leveraged or similar transaction. The prospectus supplement relating to the particular series of debt securities, to the extent not otherwise described in this prospectus, will include any information with respect to any deletions from, modifications of or additions to the covenants or events of default described below and contained in the indenture, including any addition of a covenant or other provision providing event risk or similar protection.

Unless otherwise indicated in the applicable prospectus supplement, Devon’s obligation to pay the principal of, and any premium and interest on, its senior debt securities will be unsecured and will rank equally with all of Devon’s other unsecured unsubordinated indebtedness.

Interest Rates and Discounts

The debt securities will earn interest at a fixed or floating rate or rates for the period or periods of time specified in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, the debt securities will bear interest on the basis of a 360-day year consisting of twelve 30-day months.

We may sell debt securities at a substantial discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates. We will describe the federal income tax consequences and special considerations that apply to those debt securities in the applicable prospectus supplement.

Exchange, Registration and Transfer

Unless otherwise specified, debt securities of any series will be exchangeable for other debt securities of the same series and of like aggregate principal amount and tenor in different authorized denominations.

You may present debt securities for registration of transfer, together with a duly executed form of transfer, at the office of the security registrar or at the office of any transfer agent designated by us for that purpose with respect to any series of debt securities and referred to in the applicable prospectus supplement. This may be done without service charge but upon payment of any taxes and other governmental charges as described in the indenture. The security registrar or the transfer agent will effect the transfer or exchange upon being satisfied with the documents of title and identity of the person making the request. We may at any time designate additional transfer agents with respect to any series of debt securities.

In the event of any redemption, we will not be required to:

•

execute, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; or

•	execute, register the transfer of or exchange any debt security, or portion thereof, called for redemption, except the unredeemed portion of any debt security being redeemed in part.

Payment and Paying Agents

Unless we specify otherwise in the applicable prospectus supplement, we will pay the principal of, and any premium and interest on, debt securities at the office of the paying agent or paying agents that we designate at various times. However, at our option, we may make interest payments by check mailed to the address, as it appears in the security register, of the person entitled to the payments. Unless we specify otherwise in the applicable prospectus supplement, the Corporate Trust Office of the trustee in Kansas City, Missouri, will be designated as our sole paying agent for payments with respect to debt securities that are issuable solely as registered securities.

All monies we pay to a paying agent for the payment of principal of, and any premium and interest on, any debt security or coupon that remains unclaimed at the end of two years after becoming due and payable will be repaid to us. After that time, the holder of the debt security or coupon will look only to us for payments out of those repaid amounts.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global certificates that we will deposit with a depository identified in the applicable prospectus supplement, or a custodian for such depository. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual debt securities it represents, a global security may not be transferred except as a whole:

•	by the applicable depositary to a nominee of the depositary;

•	by any nominee to the depositary itself or another nominee; or

•	by the depositary or any nominee to a successor depositary or any nominee of the successor.

We will describe the specific terms of the depositary arrangement with respect to a series of debt securities in the applicable prospectus supplement. We anticipate that the following provisions will generally apply to depositary arrangements.

When we issue a global security in registered form, the depositary for the global security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual debt securities represented by that global security to the accounts of participants that have accounts with the depositary. Those accounts will be designated by the dealers, underwriters or agents with respect to the underlying debt securities or by us if those debt securities are offered and sold directly by us. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interests through participants. For interests of participants, ownership of beneficial interests in the global security will be shown on records maintained by the applicable depositary or its nominee. For interests of persons other than participants, that ownership information will be shown on the records of participants. Transfer of that ownership will be effected only through those records.

The laws of some states require that certain purchasers of securities take physical delivery of securities in definitive form. These limits and laws may impair your ability to transfer beneficial interests in a global security.

As long as the depositary for a global security, or its nominee, is the registered owner of that global security, the depositary or nominee will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the applicable indenture. Except as provided below, owners of beneficial interests in a global security:

•	will not be entitled to have any of the underlying debt securities registered in their names;

•	will not receive or be entitled to receive physical delivery of any of the underlying debt securities in definitive form; and

•	will not be considered the owners or holders under the indenture relating to those debt securities.

We will make payments of principal of, and any premium and interest on, individual debt securities represented by a global security registered in the name of a depositary or its nominee to the depositary or its nominee as the registered owner of the global security representing such debt securities. Neither we, the trustee, any paying agent nor the registrar for the debt securities will be responsible for any aspect of the records relating to or payments made by the depositary or any participants on account of beneficial interests of the global security.

We expect that the depositary or its nominee, upon receipt of any payment of principal, premium or interest relating to a permanent global security representing any series of debt securities, immediately will credit participants’ accounts with the payments. Those payments will be credited in amounts proportional to the respective beneficial interests of the participants in the principal amount of the global security as shown on the records of the depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in the global security held through those participants will be governed by standing instructions and customary practices. This is now the case with securities held for the accounts of customers in bearer form or registered in “street name.” Those payments will be the sole responsibility of those participants.

If the depositary for a series of debt securities is at any time unwilling, unable or ineligible to continue as depositary and we do not appoint a successor depositary within 90 days, we will issue individual debt securities of that series in exchange for the global security or securities representing that series. In addition, we may at any time in our sole discretion determine not to have any debt securities of a series represented by one or more global securities. In that event, we will issue individual debt securities of that series in exchange for the global security or securities. Further, if we specify, an owner of a beneficial interest in a global security may, on terms acceptable to us, the trustee and the applicable depositary, receive individual debt securities of that series in exchange for those beneficial interests. The foregoing is subject to any limitations described in the applicable prospectus supplement. In that instance, the owner of the beneficial interest will be entitled to physical delivery of individual debt securities equal in principal amount to the beneficial interest and to have the debt securities registered in its name. Those individual debt securities will be issued in denominations, unless we specify otherwise, of $2,000 and in integral multiples of $1,000 in excess thereof.

For a description of the depositary arrangements for global securities held by The Depository Trust Company, also known as DTC, see “Book-Entry Securities.”

Events of Default

Unless otherwise specified in the applicable prospectus supplement, any one of the following events will constitute an “event of default” under the indentures with respect to the debt securities of any series issued under the indentures:

•	if we fail to pay any interest on any debt security of that series when due, and the failure continues for 30 days;

•	if we fail to pay principal of, or any premium on, the debt securities of that series when due and payable, either at maturity or otherwise;

•

if we fail to perform or we breach any of our other covenants or warranties in the applicable indentures or in the debt securities of that series, other than a covenant or warranty included in the applicable indenture solely for the benefit of a series of securities other than the debt securities of that series, and that breach or failure continues for 60 days (subject to extension under certain circumstances for another 120 days) after written notice as provided in the applicable indenture;

•	certain events of bankruptcy, insolvency or reorganization involving us or certain of our subsidiaries; and

•	any other event of default provided with respect to the debt securities of that series.

If we fail to pay the principal of, or premium or interest on, the debt securities of any series or we fail to perform or breach any of the other covenants or warranties applicable to the debt securities of that series but not applicable to all outstanding debt securities, and such event of default is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of that series may declare the principal amount of, and any premium and interest on, the debt securities of that series to be due and payable immediately. If an event of default occurs due to default in the performance of any other of the covenants and warranties applicable to all outstanding debt securities or pertaining to certain events of bankruptcy, insolvency or reorganization, and the event of default is continuing, either the trustee or the holders of not less than 25% in principal amount of all debt securities then outstanding (considered as one class), may declare the principal amount of, and any premium and interest on, all debt securities to be due and payable immediately. There is no automatic acceleration, even in the event of our bankruptcy, insolvency or reorganization. At any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained by the trustee, we may cause such declaration of acceleration to be rescinded and annulled with respect to the debt securities of any series if we deposit with the trustee an amount sufficient to pay all overdue interest on the debt securities of that series, the principal of and premium, if any, on the debt securities of that series that have become due and payable otherwise than by such declaration of acceleration and all amounts due to the trustee and if all other events of default with respect to the debt securities of that series have been cured or waived.

Within 90 days after the occurrence of any event of default under the indentures with respect to the debt securities of any series issued under that indenture, the trustee must transmit notice of the event of default to the holders of the debt securities of that series unless the event of default has been cured or waived. The trustee may withhold the notice, however, except in the case of a payment default, if and so long as the board of directors, the executive committee or a trust committee of directors or responsible officers of the trustee has in good faith determined that the withholding of the notice is in the interest of the holders of debt securities of that series.

If an event of default occurs and is continuing with respect to the debt securities of any series, the trustee may in its discretion proceed to protect and enforce its rights and the rights of the holders of debt securities of that series by all appropriate judicial proceedings.

Subject to the duty of the trustee during any default to act with the required standard of care, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of debt securities issued under that indenture, unless the holders offer the trustee reasonable indemnity. Subject to indemnifying the trustee, and subject to applicable law and certain other provisions of the indenture, the holders of a majority in aggregate principal amount of the outstanding debt securities of a series issued under that indenture may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series.

Defeasance

Unless the applicable prospectus supplement provides otherwise, any debt securities, or portion of the principal amount of the debt securities, will be deemed to have been paid for purposes of the applicable indentures, and, at our election, our entire indebtedness with respect to the debt securities, or portion thereof, will be deemed to have been satisfied and discharged, if we have irrevocably deposited with the trustee or any paying agent other than us, in trust, money, certain eligible obligations, as defined in the applicable indentures, or a combination of the two, sufficient to pay principal of and any premium and interest due and to become due on the debt securities or portions thereof.

The applicable prospectus supplement will describe, if applicable, our ability to be released from any of our covenant obligations under the indentures.

Modification and Waiver

The trustee under a particular indenture and Devon may, without the consent of holders, modify or waive provisions of that indenture for certain purposes, including, among other things, curing ambiguities and maintaining the qualification of the applicable indenture under the Trust Indenture Act of 1939, as amended. The trustee under a particular indenture and Devon may modify or waive certain provisions of that indenture with the consent of the holders of not less than a majority in aggregate principal amount of the debt securities of each series issued under that indenture affected by the modification or waiver. However, the provisions of any indenture may not be waived or modified without the consent of the holders of each debt security affected thereby if the modification or waiver would:

•	change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security issued under that indenture;

•

reduce the principal amount of, or interest on, any debt security issued under the indenture, or change the method of calculating the interest on, or reduce any premium payable upon the redemption of, any such debt security;

•

change the coin or currency (or other property) in which any debt security issued under that indenture or any premium or any interest on that debt security or any additional amounts with respect to that debt security is payable;

•

impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any debt securities issued under that indenture or, in the case of redemption, on or after the redemption date;

•	reduce the percentage and principal amount of the outstanding debt securities, the consent of the holders of which is required under that indenture in order to take certain actions; or

•

modify any of the provisions of Sections 12.02, 6.07 (6.06 in the case of the form of Devon subordinated indenture) and 8.13 of each indenture relating to modifying the indenture, waiving certain covenants and waiving past defaults, respectively.

The holders of at least a majority in aggregate principal amount of outstanding debt securities of any series issued under an indenture may, on behalf of the holders of all debt securities of that series, waive our compliance with certain restrictive provisions of that indenture. The holders of not less than a majority in aggregate principal amount of debt securities of any series issued under either of the indentures may, on behalf of all holders of debt securities of that series, waive any past default and its consequences under that indenture with respect to the debt securities of that series, except:

•	a payment default with respect to debt securities of that series; or

•	a default of a covenant or provision of that indenture that cannot be modified or amended without the consent of the holder of the debt securities of that series.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge into, or convey, transfer or lease our properties and assets substantially as an entirety to, any person (as defined in the applicable indenture) unless:

•	the entity formed by the consolidation or into which we are merged, or the person which acquires by conveyance or transfer, or which leases, substantially all of our properties and assets:

•	is organized and validly existing under the laws of the United States, any domestic jurisdiction or the District of Columbia; and

•	expressly assumes our obligations on the debt securities and under the applicable indenture;

•	immediately after the transaction becomes effective, no event of default, and no event that would become an event of default, will have occurred and be continuing; and

•	we have delivered to the trustee an officer’s certificate and opinion of counsel as provided in the applicable indenture.

Covenants

Unless otherwise specified in the prospectus supplement, the following covenants will apply to the senior debt securities issued by Devon. Various capitalized terms used within this “Covenants” subsection are defined at the end of this subsection.

Liens

Neither Devon nor any of its Restricted Subsidiaries may incur, issue, assume or guarantee any Debt that is secured by a Mortgage on any Principal Property or on any shares of stock or Indebtedness of any Restricted Subsidiary of Devon, without first effectively providing that the securities (together with, if Devon so determines, any other indebtedness of Devon or its Restricted Subsidiaries that is not subordinate in right of payment to the prior right of payment in full of the securities) will be secured equally and ratably with, or prior to, the incurred, issued, assumed or guaranteed secured Debt, for so long as this secured Debt remains so secured.

This limitation on the incurrence, issuance, assumption or guarantee of any Debt secured by a Mortgage will not apply to, and there will be excluded from any secured Debt in any computation under this covenant, Debt secured by:

•	Mortgages existing at the date of the indenture;

•

Mortgages on property of, or on any shares of stock or Indebtedness of, any entity existing at the time the entity is merged into or consolidated with Devon or becomes a Restricted Subsidiary of Devon;

•	Mortgages in favor of Devon or any of its Restricted Subsidiaries;

•	Mortgages securing only Debt owed by one of our Restricted Subsidiaries to us and/or to one or more of our other Restricted Subsidiaries;

•	Mortgages on property, shares of stock or Indebtedness:

(a) existing at the time of acquisition thereof, including acquisitions through merger, consolidation or other reorganization;

(b) to secure the payment of all or any part of the purchase price thereof or construction thereon; or

(c) to secure any Debt incurred prior to, at the time of, or within one year after the later of the acquisition, the completion of construction or the commencement of full operation of the property or within one year after the acquisition of the shares or Indebtedness for the purpose of financing all or any part of the purchase price thereof or construction thereon;

provided that, if a commitment for the financing is obtained prior to or within this one-year period, the applicable Mortgage will be deemed to be included in this clause whether or not the Mortgage is created within this one-year period;

•

Mortgages in favor of the United States, any state thereof, Canada, or any province thereof, or any department, agency or instrumentality or political subdivision of any of the foregoing, or in favor of any other country or any political subdivision thereof;

•

Mortgages on minerals or geothermal resources in place, or on related leasehold or other property interests, that are incurred to finance development, production or acquisition costs, including, but not limited to, Mortgages securing advance sale obligations;

•	Mortgages on equipment used or usable for drilling, servicing or operating oil, gas, coal or other mineral properties or geothermal properties;

•

Mortgages required by any contract or statute in order to permit Devon or any of its subsidiaries to perform any contract or subcontract made with or at the request of the United States, any state thereof, Canada, any province thereof, or in favor of any other country or any political subdivision thereof, or any department, agency or instrumentality of any of the foregoing;

•

any Mortgage resulting from the deposit of moneys or evidence of indebtedness in trust for the purpose of defeasing Debt of Devon or any of its Restricted Subsidiaries or secured Debt of Devon or any of its Restricted Subsidiaries the net proceeds of which are used, substantially concurrent with the funding thereof, and taking into consideration, among other things, required notices to be given to the holders of the outstanding securities in connection with the refunding, refinancing or repurchase thereof, and the required corresponding durations thereof, to refund, refinance or repurchase all of the outstanding securities, including the amount of all accrued interest thereon and reasonable fees and expenses and premiums, if any, incurred by Devon or any of its Restricted Subsidiaries in connection therewith;

•	any “Ordinary Course Mortgages” arising, and only so long as continuing, in the ordinary course of our business; and

•

any extension, renewal or replacement, or successive extensions, renewals or replacements, of any Mortgage referred to in the foregoing clauses of this covenant, so long as the extension, renewal or replacement Mortgage is limited to all or a part of the same property, including any improvements on the property, shares of stock or Indebtedness that secured the Mortgage so extended, renewed or replaced.

Notwithstanding anything mentioned above, Devon and any one or more of its Restricted Subsidiaries may incur, issue, assume or guarantee Debt secured by Mortgages that would otherwise be subject to the above restrictions if the aggregate amount of the Debt secured by the Mortgages, together with the outstanding principal amount of all other secured Debt of Devon and its Restricted Subsidiaries that would otherwise be subject to the above restrictions, does not exceed 15% of Consolidated Net Tangible Assets.

The following transactions shall not be deemed to create Debt secured by a Mortgage:

•

the sale or other transfer of oil, gas, coal or other minerals in place for a period of time until, or in an amount such that, the transferee will realize therefrom a specified amount of money, however determined, or a specified amount of oil, gas, coal or other minerals, or the sale or other transfer of any other interest in property of the character commonly referred to as an oil, gas, coal or other mineral payment or a production payment, and including, in any case, overriding royalty interests, net profit interests, reversionary interests and carried interests and other similar burdens on production; and

•

the sale or other transfer by Devon or any of its Restricted Subsidiaries of properties to a partnership, joint venture or other entity whereby Devon or the Restricted Subsidiary would retain partial ownership of the properties.

Definitions

“Consolidated Net Tangible Assets” means, calculated as of the date of the financial statements for the most recently ended fiscal quarter or fiscal year, as applicable, prior to the date of determination, the aggregate amount of assets of Devon, less applicable reserves and other properly deductible items but including investments in non-consolidated entities, after deducting therefrom:

•

all current liabilities, excluding any portion thereof constituting Funded Debt by reason of being renewable or extendible at the option of the obligor beyond 12 months from the date of determination; and

•

all goodwill, trade names, trademarks, patents, unamortized debt discount and expenses and other like intangibles, all as set forth on a consolidated balance sheet of Devon and computed in accordance with accounting principles generally accepted in the United States.

“Debt” means indebtedness for money borrowed.

“Funded Debt” means all Debt of Devon or any of its subsidiaries for money borrowed which is not by its terms subordinated in right of payment to the prior payment in full of the securities or to Devon’s full and unconditional guarantee in respect thereof, as applicable, having a maturity of more than 12 months from the date as of which the amount thereof is to be determined or having a maturity of fewer than 12 months but by its terms being:

•	renewable or extendible beyond 12 months from such date at the option of the obligor; or

•

issued in connection with a commitment by a bank or other financial institution to lend so that the indebtedness is treated as though it had a maturity in excess of 12 months pursuant to accounting principles generally accepted in the United States.

“Indebtedness” means Debt and the deferred purchase price of property or assets purchased.

“Mortgage” means and includes any mortgage, pledge, lien, security interest, conditional sale or other title retention agreement or other similar encumbrance.

“Offshore” means the lands beneath the navigable waters of the U.S. or Canada, or the continental shelf of the U.S. or Canada.

“Ordinary Course Mortgages” means:

•

Mortgages for taxes, assessments or governmental charges or levies on the property of Devon or any Restricted Subsidiary if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with generally accepted accounting principles shall have been set aside on Devon’s books;

•

Mortgages imposed by law, such as carriers’, warehousemen’s, landlords’ and mechanics’ liens and other similar liens arising in the ordinary course of business which secure obligations not more than 60 days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with generally accepted accounting principles shall have been set aside on Devon’s books;

•	Mortgages arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;

•

Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of Devon or any Restricted Subsidiary, as the case may be;

•	Mortgages arising under operating agreements or similar agreements in respect of obligations which are not yet due or which are being contested in good faith by appropriate proceedings;

•	Mortgages reserved in oil, gas and/or mineral leases for bonus or rental payments and for compliance with the terms of such leases;

•

Mortgages pursuant to partnership agreements, oil, gas and/or mineral leases, farm-out-agreements, division orders, contracts for the sale, purchase, exchange, or processing of oil, gas and/or other hydrocarbons, unitization and pooling declarations and agreements, operating agreements, development agreements, area of mutual interest agreements, forward sale agreements, oil and gas delivery obligations, and other agreements which are customary in the oil, gas and other mineral exploration, development and production business and in the business of processing of gas and gas condensate production of the extraction of products therefrom;

•	Mortgages on personal property (excluding the capital stock or indebtedness of any Restricted Subsidiary) securing indebtedness maturing not more than one year from the date of its creation; and

•	Mortgages relating to a judgment or other court-ordered award or settlement as to which Devon has not exhausted its appellate rights.

“Principal Property” means any oil, gas or mineral producing property, or any refining, processing, smelting or manufacturing facility located in the U.S., Canada or Offshore, other than:

•	property employed in transportation, distribution or marketing;

•	information and electronic data processing equipment; or

•	any property that, in the opinion of the Board of Directors of Devon, is not materially important to the total business conducted by Devon and its subsidiaries as an entirety.

“Restricted Subsidiary” means Devon Financing Company, L.L.C. and any other subsidiary of Devon:

•	a substantial portion of the property of which is located, or a substantial portion of the business of which is carried on, within the U.S., Canada or Offshore;

•	that owns or leases under a capital lease any Principal Property; and

•	that has Stockholders’ Equity exceeding 5% of Consolidated Net Tangible Assets.

“Stockholders’ Equity” means, with respect to any corporation, partnership, joint venture, association, joint stock company, limited liability company, unlimited liability company, trust, unincorporated organization or government, or any agency or political subdivision thereof, stockholders’ equity, as computed in accordance with accounting principles generally accepted in the United States.

The Trustee

We may appoint a separate trustee for any series of debt securities. In the description of a series of debt securities, the term “trustee” refers to the trustee appointed with respect to such series of debt securities. The trustee may be a depository for funds and perform other services for, and may transact other banking business with, Devon and its subsidiaries in the normal course of business.

Subordination of Subordinated Debt Securities

Our obligations pursuant to any Devon subordinated debt securities will be unsecured and will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement. The Devon subordinated indenture does not limit the amount of senior indebtedness we may incur. It also does not limit us from issuing any other secured or unsecured debt.

BOOK-ENTRY SECURITIES

Unless otherwise specified in the applicable prospectus supplement, we will issue securities, other than our common stock, to investors in the form of one or more book-entry certificates registered in the name of a depository or a nominee of a depository. Unless otherwise specified in the applicable prospectus supplement, the depository will be DTC. We have been informed by DTC that its nominee will be Cede & Co., or Cede. Accordingly, Cede is expected to be the initial registered holder of all securities that are issued in book-entry form.

No person that acquires a beneficial interest in securities issued in book-entry form will be entitled to receive a certificate representing those securities, except as set forth in this prospectus or in the applicable prospectus supplement. Unless and until definitive securities are issued under the limited circumstances described below, all references to actions by holders or beneficial owners of securities issued in book-entry form will refer to actions taken by DTC upon instructions from its participants, and all references to payments and notices to holders or beneficial owners will refer to payments and notices to DTC or Cede, as the registered holder of such securities.

DTC has informed us that it is:

•	a limited-purpose trust company organized under New York banking laws;

•	a “banking organization” within the meaning of the New York banking laws;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under the Securities Exchange Act.

DTC has also informed us that it was created to:

•	hold securities for “participants;” and

•

facilitate the computerized settlement of securities transactions among participants through computerized electronic book-entry changes in participants’ accounts, thereby eliminating the need for the physical movement of securities certificates.

Participants have accounts with DTC and include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to indirect participants such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Persons that are not participants or indirect participants but desire to buy, sell or otherwise transfer ownership of or interests in securities may do so only through participants and indirect participants. Under the book-entry system, beneficial owners may experience some delay in receiving payments, as payments will be forwarded by our agent to Cede, a nominee for DTC. These payments will be forwarded to DTC’s participants, which thereafter will forward them to indirect participants or beneficial owners. Beneficial owners will not be recognized by the applicable registrar, transfer agent, trustee or depositary as registered holders of the securities entitled to the benefits of the certificate, the indenture or any deposit agreement. Beneficial owners that are not participants will be permitted to exercise their rights as an owner only indirectly through participants and, if applicable, indirect participants.

Under the current rules and regulations affecting DTC, DTC will be required to make book-entry transfers of securities among participants and to receive and transmit payments to participants. Participants and indirect participants with whom beneficial owners of securities have accounts are also required by these rules to make book-entry transfers and receive and transmit such payments on behalf of their respective account holders.

Because DTC can act only on behalf of participants, who in turn act only on behalf of other participants or indirect participants, and on behalf of certain banks, trust companies and other persons approved by it, the ability of a beneficial owner of securities issued in book-entry form to pledge those securities to persons or entities that do not participate in the DTC system may be limited due to the unavailability of physical certificates for the securities.

DTC has advised us that it will take any action permitted to be taken by a registered holder of any securities under the certificate, the indenture or any deposit agreement only at the direction of one or more participants to whose accounts with DTC the securities are credited.

According to DTC, it has provided information with respect to DTC to its participants and other members of the financial community for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

Unless otherwise specified in the applicable prospectus supplement, a book-entry security will be exchangeable for definitive securities registered in the names of persons other than DTC or its nominee only if:

•

DTC notifies us that it is unwilling or unable to continue as depository for the book-entry security or DTC ceases to be a clearing agency registered under the Securities Exchange Act at a time when DTC is required to be so registered; or

•

we execute and deliver to the applicable registrar, transfer agent, trustee and/or depositary an order complying with the requirements of the certificate, the indenture or any deposit agreement that the book-entry security will be so exchangeable.

Any book-entry security that is exchangeable in accordance with the preceding sentence will be exchangeable for securities registered in such names as DTC directs.

If one of the events described in the immediately preceding paragraph occurs, DTC is generally required to notify all participants of the availability through DTC of definitive securities. Upon surrender by DTC of the book-entry security representing the securities and delivery of instructions for re-registration, the registrar, transfer agent, trustee or depositary, as the case may be, will reissue the securities as definitive securities. After reissuance of the securities, such persons will recognize the beneficial owners of such definitive securities as registered holders of securities.

Except as described above:

•	a book-entry security may not be transferred except as a whole book-entry security by or among DTC, a nominee of DTC and/or a successor depository appointed by us; and

•

DTC may not sell, assign or otherwise transfer any beneficial interest in a book-entry security unless the beneficial interest is in an amount equal to an authorized denomination for the securities evidenced by the book-entry security.

None of Devon, the trustees, any registrar and transfer agent or any depository, or any agent of any of them, will have any responsibility or liability for any aspect of DTC’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a book-entry security.

PLAN OF DISTRIBUTION

We may sell the securities through agents, underwriters or dealers, or directly to one or more purchasers without using underwriters or agents.

We may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis.

If we use underwriters for a sale of securities, the underwriters will acquire the securities for their own accounts. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. The underwriters will be obligated to purchase all the securities offered if any of those securities are purchased. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers will be described in the applicable prospectus supplement and may be changed from time to time.

Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. The applicable prospectus supplement will identify any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us or our subsidiaries in the ordinary course of their businesses.

Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than the common stock, which is listed on the New York Stock Exchange. We may elect to list any other class or series of securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

LEGAL MATTERS

Certain legal matters in connection with the securities will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP and for any underwriters by legal counsel named in the prospectus supplement.

EXPERTS

The consolidated financial statements of Devon and its subsidiaries as of December 31, 2013 and 2012 and for each of the years in the three-year period ended December 31, 2013, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2013, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Certain information with respect to Devon’s oil and gas reserves derived from the reports of LaRoche Petroleum Consultants, Ltd. and Deloitte LLP, independent consulting petroleum engineers, has been incorporated by reference herein upon the authority of said firms as experts with respect to matters covered by such reports and in giving such reports.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements or other information we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at “http://www.sec.gov.”

We filed with the SEC a registration statement on Form S-3 with respect to the securities offered by this prospectus. This prospectus is a part of that registration statement. As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. Instead, the SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, except for any information superseded by information in, or incorporated by reference in, this prospectus.

This prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about Devon.

1.	Our Annual Report on Form 10-K for the year ended December 31, 2013.

2.	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014.

3.	Our Definitive Proxy Statement filed April 22, 2014.

4.	Our Current Reports on Form 8-K filed January 22, 2014, January 27, 2014, February 7, 2014, February 18, 2014, March 3, 2014 (2.01 and 9.01 only), March 10, 2014, May 8, 2014, May 19, 2014, June 5, 2014, October 14, 2014 (Item 8.01 only) and December 8, 2014 (Item 5.03 only).

5.	The description of our Common Stock set forth in Exhibit 4.9 to our Current Report on Form 8-K, filed August 18, 1999, including any amendment or report filed for the purposes of updating such description.

We are also incorporating by reference additional documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus but before the completion of the offering. Current Reports on Form 8-K containing only disclosure furnished under Items 2.02 and 7.01 of Form 8-K are not incorporated herein by reference.

We will provide documents incorporated by reference in this prospectus without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this prospectus. You may obtain documents incorporated by reference in this prospectus (at no cost) by requesting them in writing, by e-mail or by telephone from us at the following address:

Devon Energy Corporation, 333 West Sheridan Avenue, Oklahoma City, Oklahoma 73102-5015 Attention: Corporate Secretary, Telephone: (405) 235-3611, CorporateSecretary@dvn.com.

You can also get more information by visiting our website at “http://www.devonenergy.com.” Website materials are not part of this prospectus.

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Devon Energy Corporation

$                 % Senior Notes due

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Goldman, Sachs & Co.	J.P. Morgan

June     , 2015